EXHIBIT 11

                     LAWSON PRODUCTS, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                             YEAR ENDED DECEMBER 31
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
                                                      1995           1994          1993

 Net income per share of   common stock:

 Average shares outstanding                         12,072,668    13,237,181     13,556,714

 Net income                                      $  21,120,029   $20,524,074   $ 18,117,480
 Net income per share of common stock                    $1.75         $1.55          $1.34

 Primary:
 Average shares outstanding                         12,072,668    13,237,181     13,556,714

 Net effect of dilutive stock                            1,979         2,843          6,944
   options-based on the treasury method
   using average market price

 Total                                              12,074,647    13,240,024     13,563,658
 Net income                                      $  21,120,029   $20,524,074   $ 18,117,480

 Net income per share of common stock                    $1.75         $1.55          $1.34
 Fully diluted:

 Average shares outstanding                         12,072,668    13,237,181     13,556,714

 Net effect of dilutive stock                            1,979         2,788          7,249
   options-based on the treasury stock
   method using the year-end market
   price, if higher than average market
   price

 Total                                              12,074,647    13,239,969    13,563,963

 Net income                                      $  21,120,029   $20,524,074   $ 18,117,480
 Net income per share of common stock                    $1.75         $1.55          $1.34


Note A - All share and per share amounts have been restated to reflect the effects of stock splits paid in previous years.

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